DATE :	15th August 1999

REF. :

M/s. City Mix Concrete P.O. Box 47427
Abu Dhabi

Attention of Mr. Radulovic

Dear Sir,

Re : Account No.4202-123043-001

With reference to your letter dated 5th August, 1999 and further to our discussions, we are pleased to advise you that the following facility has been approved in your favour.

Facility	Amount	Rate of Interest

Loan                                     AED.3,900,000/-         10.5% p.a.

Security

•	Mortgage of 16 Astra Brand 1999 Model Mixer Trucks with total value of AED.6.5 Million
•	Assignment of Insurance
•	Undated Cheque for the loan amount

The loan is to be repaid in full over a period of 36 months in monthly instalments of AED.108,333.33 plus accrued interest with effect from November, 1999. You will be charged AED.8,625/- upfront as Management Fees.

Continuation 2

Mts. City Mix Concrete	15/8/99

You are kindly requested to comply with the legal and security documentation requirements to enable us to release the loan.

Yours faithfully,

28/6/03

City Mix LLC POB 47427

AID- UAE

SUB. City Mix account no. 123043

Dear Sir,

Regarding our ongoing negotiations, we confirm that upon receipt of a current cheque/payment for DH 130000, for the reduction of the outstanding balance in your above account, the interest rate applied to your account will be reduced to 5% p.a. WEF 1/7/03. The reduction is subject to your concluding a settlement agreement acceptable to the Bank before 31/7/03, for the total liability.

This letter is an advice of interest rate reduction only, without any other commitment by the Bank to agree to your settlement offer for the outstanding liability in the account. The Bank reserves the right to revert to the previous rate, if a settlement acceptable by the Banker not concluded by 31/7/03